UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 30, 2024

Service Corporation International
(Exact name of registrant as specified in its charter)

Texas	1-6402-1	74-1488375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1929 Allen Parkway	Houston	Texas	77019
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code	(713)	522-5141

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($1 par value)	SCI	New York Stock Exchange

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Service Corporation International (“SCI” or the “Company”), announces the following changes to the Company’s executive officers, which were made and approved by the SCI Board of Directors (the “Board”) on September 30, 2024, as a part of the Boards’ focus on succession planning to support the Company’s long-term growth.

Steven A. Tidwell, SCI’s Senior Vice President of Sales and Marketing, has decided to step down from his role as an executive officer of the Company and will become a special advisor to the CEO, effective October 1, 2024.

Sumner J. Waring, III, age 56, will assume the role of President, maintaining indirect oversight of operations and assuming responsibility for sales and marketing, effective October 1, 2024.

Mr. Waring was named Senior Vice President and Chief Operating Officer in 2019. He joined SCI in 1996 as Area Vice President of Operations when SCI acquired his family’s funeral business. He was appointed President of the Northeast Region in 1999 and President of the Pacific Region in September 2001. In September 2002, Mr. Waring was appointed Vice President, Western Operations, a position he held until May 2004 when he was appointed Vice President, Major Markets Operations. He was promoted to Senior Vice President in 2006. Mr. Waring was named Senior Vice President of North American Operations in 2015. He serves on the Boards of BankFive and The Greater Houston Partnership.

The family of Mr. Waring has had a relationship with SCI since 1996, when the family sold its business to SCI. Mr. Waring’s mother owns a company that leases office space and funeral homes to a subsidiary of SCI. Rent in the amount of $150,000 was paid pursuant to those leases year-to-date in 2024.

The appointment of Mr. Waring was not pursuant to any agreement between him and any other person. There is no family relationship between Mr. Waring and any director or executive officer of the Company. At this time, changes to Mr. Waring’s compensation arrangements with the Company in connection with his appointment to the position of President have not yet been determined.

John Faulk, age 49, Senior Vice President of Revenue and Business Development of the Company, will assume the role of Senior Vice President and Chief Operating Officer, effective October 1, 2024.

Mr. Faulk was named Senior Vice President of Revenue and Business Development in 2018. He joined SCI in March 2010 as Vice President, Business Development, to oversee the Company’s strategic growth, including mergers and acquisitions, real estate, and construction. His promotion in 2018 expanded his role to include setting direction for the company’s pricing and cemetery development functions. Prior to joining the Company, Mr. Faulk worked for Bain & Company, Inc. where he helped Fortune 500 Companies and specialty retailers identify profit growth opportunities and achieve strong operating results. He holds a master's degree in business administration from the Darden Graduate School of Business at the University of Virginia and a bachelor’s degree in electrical engineering from the University of Virginia.

The appointment of Mr. Faulk was not pursuant to any agreement between him and any other person. There is no family relationship between Mr. Faulk and any director or executive officer of the Company, and there are no transactions between Mr. Faulk and the Company that are required to be reported under Item 404(a) of Regulation S-K. At this time, changes to Mr. Faulk’s compensation arrangements with the Company in connection with his appointment to the position of Chief Operating Officer have not yet been determined.

Item 9.01 Financial Statements and Exhibits
(d) The following exhibits are included with this report

Exhibit No.	Description
99.1	Service Corporation International Press Release, dated October 1, 2024
104	Interactive data file.
Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
October 1, 2024                        Service Corporation International

By: /s/ LORI SPILDE
Lori Spilde
Senior Vice President
General Counsel and Secretary